FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk (415) 568-4887 dsherk@evcgroup.com Greg Gin (646) 445-4801 ggin@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2011 Fourth Quarter and Full Year
 Financial Results

●	Q4 Net Sales of $56.4 Million; 2011 Net Sales of $216.0 Million
●	Q4 NanoKnife® System Sales Up 170% versus Year Ago Quarter; International Sales Rise 28% versus Year Ago Quarter
●	Two Non-Cash Charges Totaling $6.4 Million Recorded in Q4
●	Q4 EPS of $0.11 Prior to Charges and $0.03 Loss Per Share Including Charges
●	FY 2011 EPS of $0.48 Prior to Charges and $0.33 Including Charges
●	Operating Cash Flow of $11.9 Million in Q4 and $33.9 Million in FY 2011
●	Company Provides Guidance for FY 2012
●	Conference Call Today at 4:30 p.m. Eastern Time

ALBANY, N.Y. (July 14, 2011) — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal fourth quarter and year ended May 31, 2011.

Net sales were $56.4 million in the fourth quarter compared with $60.3 million a year ago.  Oncology/Surgery sales increased 10% to $18.5 million from the prior year, and included $2.7 million in NanoKnife® System sales, which was an increase from $1.9 million in the preceding quarter and $1.0 million in the prior year period.  Vascular sales were $38.0 million, a 13% decline from the fourth quarter a year ago.  International sales increased 28% to $7.9 million, and domestic sales decreased 10% in the fourth quarter from the prior year period.

Gross margin was 57.7% in the fourth quarter, which is slightly below the prior year period gross margin of 58.0%.  The decline is attributable to lower margins on the sale of vascular products in the U.S.   Operating income was $4.4 million in the fourth quarter, excluding two one-time, non-cash charges in the fourth quarter totaling $6.4 million, compared with $6.4 million in operating income a year ago.  The non-cash charges of $6.4 million, or $0.14 after-tax loss per share, reflect the Company’s decision to discontinue development of a product using technology licensed in 2006 from Medron and the write-down of pre-paid royalties on the Centros® dialysis product. On a GAAP basis, operating loss was $2.0 million.  Net loss in the fourth quarter was $752,000, or $0.03 per share, compared with net income of $3.7 million, or $0.15 per share, a year ago.  EBITDA in the fourth quarter was $7.9 million, or $0.31 per share, versus $9.6 million, or $0.38 per share, in the fourth quarter of fiscal 2010.

AngioDynamics generated cash flow from operations of $11.9 million in the fourth quarter and $33.9 million in fiscal 2011.  At May 31, 2011, cash and investments totaled $131.5 million, and long-term debt was $6.3 million.

For the fiscal year ended May 31, 2011, net sales were $216.0 million, virtually identical with net sales in fiscal 2010.  Oncology/Surgery sales increased 16% to $66.2 million from the prior year, and included $7.3 million in NanoKnife® System sales compared with $2.5 million in the prior year.  Vascular sales were $149.7 million, a 6% decline from the prior year.  Domestic sales were $189.1 million, a 2% decrease from fiscal 2010, and international sales were $26.9 million, a 16% increase from fiscal 2010.

For fiscal year 2011, gross margin was 58.3% compared with 58.8% for the prior year, with the decline primarily attributable to lower selling prices for vascular products in the U.S.  Operating income was $12.1 million, compared with $20.9 million for the prior year, and included $7.2 million in certain non-recurring costs.  On a GAAP basis, net income was $8.2 million, or $0.33 per share, compared with the prior year’s $12.3 million, or $0.50 per share.  EBITDA was $31.1 million, or $1.24 per share, versus $33.3 million, or $1.34 per share, in fiscal 2010.  The net financial impact of the NanoKnife program was $0.14 loss per share in fiscal 2011 and $0.23 loss per share in the prior year.

“The U.S. Vascular business has been the number one priority since the beginning of our leadership transition,” said Scott Solano, AngioDynamics’ interim Chief Executive Officer.  “We have implemented steps to ensure a flow of effective new products delivered to a committed sales force.  We have also revised our product strategy to balance investment between our Oncology/Surgery business and our Vascular business to maximize the opportunities for near, mid, and long-term growth. And, we will increase R&D spending to approximately 10.6% of sales in fiscal 2012.

“Our recently launched Vascular products, including the DuraMax® dialysis catheter, the Venacure® 1470nm laser and 90cm NeverTouch® procedure kit, and the Morpheus Smart PICC 6Fr triple lumen full IR kits are positioned to help drive revenue growth in our current fiscal year,” Mr. Solano added.  “As part of our launch plans, we have provided intensive product and sales training to our new team members and our veteran sales people in all of our sales organizations.

“During the fiscal fourth quarter, we continued to generate solid revenue growth from our Oncology/Surgery division, led by strong NanoKnife System sales,” continued Mr. Solano.  “Additionally, growth initiatives implemented during the past 18 months in our International business are producing excellent results, which we expect to continue into fiscal 2012 and beyond.  Our strong balance sheet and operating cash flow are sustainable advantages and provide significant resources that can be invested in additional growth opportunities.”

Highlights of the fourth quarter, and more recent activities, include the following:

•
Strong clinician response to AngioDynamics’ NanoKnife® System commercial sales efforts continued.  An additional 151 patients were treated in April through June, bringing the total number of patients treated with the NanoKnife System to 689.  NanoKnife System sales in the fourth quarter included seven new commercial accounts.

•
The U.S. Food & Drug Administration (FDA) granted Investigational Device Exemption (IDE) approval to conduct a clinical study of the NanoKnife System for the ablation of low risk, localized prostate cancer.

•
The Company submitted its IDE application to the FDA for a clinical study of the use of the NanoKnife System in pancreatic cancer.  The IDE application for pancreatic cancer included a review of past commercial use of the product under the approved indication, and retrospectively examined a total of 21 patients for which the NanoKnife was used to ablate Stage III pancreatic cancer.  Key findings show that 95% of the cases were technically successful, meaning that the procedure was carried out as planned.  There was no 30 day mortality.  While these limited retrospective data provide basis for further research to determine NanoKnife’s potential as a safe, effective palliative treatment for pancreatic cancer, these data alone do not support conclusions on determining the clinical significance of the use of NanoKnife in treating pancreatic cancer.

•	AngioDynamics expanded its VenaCure EVLT® System product offering with the global launches of the new VenaCure® 1470nm laser and the new 90 cm NeverTouch® procedure kit.

•	AngioDynamics advanced its dialysis catheter offering with the U.S. launch of its next generation DuraMax® stepped-tip chronic dialysis catheter and the DuraMaxVP (VascPak™) kit.

•	The Company bolstered its Morpheus® Smart PICC product line with the introduction of the 6F triple lumen full IR kits.

Fiscal 2012 Guidance

The Company’s guidance for fiscal year 2012 is provided in quarters to illustrate the expected impact of the LC Beads U.S. distribution agreement through December 31, 2011.  The EPS guidance is inclusive of a $0.16 loss per share impact from the NanoKnife program, and an increase in R&D spending to approximately 10.6% of net sales.  The known items included in the GAAP guidance are $1.0 million to be recorded in the first quarter relating to the CEO’s departure and $1.6 million that may be recorded over the course of the fiscal year associated with the possible consolidation of certain manufacturing activities that are under consideration.  The guidance excludes any unusual items that may occur other than those noted above.

FY 2012 GUIDANCE, INCLUDING KNOWN ITEMS (GAAP)
($ in mil's, except EPS)
	Q1	Q2	Q3	Q4	FY 2012
Sales ($)	53.5 - 55.5	55.5 - 57.5	54.5 - 56.5	53.5 - 55.5	217.0 - 225.0
Sales Growth (%)	4% - 8%	4% - 8%	0% - 3%	(5)% - (2)%	0% - 4%
Gross Margin (%)	57.5% - 58.5%	58.0% - 59.0%	58.5% - 59.5%	62.0% - 63.0%	59.0% - 60.0%
Operating Income ($)	2.1 - 3.1	3.9 - 4.9	3.8 - 4.8	4.6 - 5.6	14.4 - 18.4
EBITDA ($)	5.6 - 6.6	7.4 - 8.4	7.3 - 8.3	8.1 - 9.1	28.4 - 32.4
EPS ($)	0.04 - 0.06	0.09 - 0.11	0.09 - 0.11	0.11 - 0.13	0.33 - 0.41

FY 2012 GUIDANCE, EXCLUDING KNOWN ITEMS (Non-GAAP)*
($ in mil's, except EPS)
	Q1	Q2	Q3	Q4	FY 2012
Sales ($)	53.5 - 55.5	55.5 - 57.5	54.5 - 56.5	53.5 - 55.5	217.0 - 225.0
Sales Growth (%)	4% - 8%	4% - 8%	0% - 3%	(5)% - (2)%	0% - 4%
Gross Margin (%)	58.0% - 59.0%	59.0% - 60.0%	60.0% - 61.0%	62.0% - 63.0%	60.0% - 61.0%
Operating Income ($)	3.5 - 4.5	4.5 - 5.5	4.5 - 5.5	4.5 - 5.5	17.0 - 21.0
EBITDA ($)	7.0 - 8.0	8.0 - 9.0	8.0 - 9.0	8.0 - 9.0	31.0 - 35.0
EPS ($)	0.08 - 0.10	0.11 - 0.13	0.11 - 0.13	0.11 - 0.13	0.41 - 0.49
* Excludes known items: CEO transition and manufacturing consolidation under consideration.

Conference Call
AngioDynamics management will host a conference call to discuss its fourth quarter and fiscal year 2011 results today beginning at 4:30 p.m. Eastern Time.  To participate in the live call by telephone, please dial 1 (877) 941-6009.

In addition, individuals can listen to the live call and the replay on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com.  To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported and provided projections for non-GAAP gross margin, non-GAAP operating income, non-GAAP EBITDA (income before interest, taxes, depreciation, amortization and impairment charges) and non-GAAP earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. Management believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.  Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2010 and its Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2011. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. NanoKnife has not been cleared for the treatment or therapy of a specific disease or condition. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

(tables to follow)

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$56,430	$60,277	$215,957	$216,035
Cost of sales	23,861	25,320	90,111	89,066
Gross profit	32,569	34,957	125,846	126,969
% of net sales	57.7%	58.0%	58.3%	58.8%

Operating expenses
Research and development	5,549	5,374	21,372	19,275
Sales and marketing	15,333	16,490	58,123	60,923
General and administrative	4,722	4,254	17,828	16,437
Impairment and other costs	6,410	-	7,182	-
Amortization of intangibles	2,574	2,456	9,234	9,463
Total operating expenses	34,588	28,574	113,739	106,098
Operating income (loss)	(2,019)	6,383	12,107	20,871
Other income (expense), net	(297)	(563)	(1,265)	(1,252)
Income (loss) before income taxes	(2,316)	5,820	10,842	19,619
Provision for (benefit from) income taxes	(1,564)	2,081	2,616	7,307
Net income (loss)	$(752)	$3,739	$8,226	$12,312

Earnings (loss) per common share
Basic	$(0.03)	$0.15	$0.33	$0.50
Diluted	$(0.03)	$0.15	$0.33	$0.50

Weighted average common shares
Basic	24,979	24,743	24,870	24,580
Diluted	25,261	24,969	25,133	24,787

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Operating income (loss)	$(2,019)	$6,383	$12,107	$20,871

Amortization of intangibles	2,574	2,456	9,234	9,463
Impairment charge	6,410	-	6,410	-
Depreciation	893	747	3,345	2,996
EBITDA	$7,858	$9,586	$31,096	$33,330

EBITDA per common share
Basic	$0.31	$0.39	$1.25	$1.36
Diluted	$0.31	$0.38	$1.24	$1.34

Weighted average common shares
Basic	24,979	24,743	24,870	24,580
Diluted	25,261	24,969	25,133	24,787

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Twelve months ended
	May 31,	May 31,	May 31,	May 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$22,639	$25,524	$87,199	$92,163
Access	15,323	17,994	62,530	66,988
Total Vascular	37,962	43,518	149,729	159,151
Oncology/Surgery	18,468	16,759	66,228	56,884
Total	$56,430	$60,277	$215,957	$216,035

Net Sales by Geography
United States	$48,572	$54,152	$189,086	$192,933
International	7,858	6,125	26,871	23,102
Total	$56,430	$60,277	$215,957	$216,035

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31,	May 31,
	2011	2010
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$45,984	$58,763
Marketable securities	85,558	41,311
Total cash and investments	131,542	100,074

Receivables, net	27,365	29,838
Inventories, net	28,062	29,216
Deferred income taxes	2,821	5,281
Prepaid income taxes	503	2,749
Prepaid expenses and other	4,137	4,202
Total current assets	194,430	171,360

Property, plant and equipment, net	23,804	24,193
Intangible assets, net	48,037	58,352
Goodwill	161,951	161,974
Deferred income taxes	5,835	2,527
Other non-current assets	3,489	5,519
Total Assets	$437,546	$423,925

Liabilities and Stockholders' Equity
Current portion of long-term debt	$275	$260
Other current liabilities	25,248	25,766
Long-term debt, net of current portion	6,275	6,550
Total Liabilities	31,798	32,576

Stockholders' equity	405,748	391,349
Total Liabilities and Stockholders' Equity	$437,546	$423,925

Shares outstanding	24,986	24,747

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve months ended
	May 31,	May 31,
	2011	2010
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$8,226	$12,312
Depreciation and amortization	12,579	12,459
Tax effect of exercise of stock options	(741)	(529)
Deferred income taxes	(840)	5,877
Stock-based compensation	4,609	4,876
Impairment Charges	6,410	-
Other	(147)	(940)
Changes in operating assets and liabilities
Receivables	2,546	(2,613)
Inventories	1,559	8,302
Accounts payable and accrued liabilities	2,085	1,522
Other	(2,416)	(1,307)
Net cash provided by operating activities	33,870	39,959

Cash flows from investing activities:
Additions to property, plant and equipment	(2,957)	(5,042)
Acquisition of intangible assets and businesses	(1,086)	(5,411)
Other cash flow from investing activities	(182)	-
Purchases, sales and maturities of marketable securities, net	(44,395)	(1,324)
Net cash provided by (used in) investing activities	(48,620)	(11,777)

Cash flows from financing activities:
Repayment of long-term debt	(260)	(265)
Proceeds from exercise of stock options and ESPP	2,182	2,983
Net cash provided by (used in) financing activities	1,922	2,718

Effect of exchange rate changes on cash	49	(46)
Increase (Decrease) in cash and cash equivalents	(12,779)	30,854

Cash and cash equivalents
Beginning of period	58,763	27,909
End of period	$45,984	$58,763